EXHIBIT 8.1

601 Lexington Avenue

New York, New York 10022-4611

(212) 446-4800

www.kirkland.com

August 26, 2015

Capital Auto Receivables LLC

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

Re:	Federal Income Tax Consequences

We are issuing this opinion letter in our capacity as special counsel to Capital Auto Receivables LLC (the “Depositor”) and Ally Financial Inc. (“Ally Financial”) in connection with the sale of $131,000,000 aggregate principal balance of the Class A-1b Floating Rate Asset Backed Notes (the “Class A-1b Notes”). The Class A-1b Notes were originally issued by Capital Auto Receivables Asset Trust 2015-3 (the “Issuing Entity”) pursuant to an Indenture, dated as of August 19, 2015 (the “Indenture”), between the Issuing Entity and Deutsche Bank Trust Company Americas, as indenture trustee (the “Indenture Trustee”). The Class A-1b Notes were initially retained by the Depositor. The Class A-1b Notes are being offered for sale in a transaction pursuant to the registration requirements of the Securities Act of 1933, as amended (the “Act”).

We are familiar with the proceedings required to be taken in connection with the authorization, issuance and proposed sale of the Class A-1b Notes, and in order to express the opinion hereinafter stated, we have examined:

(i) a copy of the registration statement on Form S-3 (File No. 333-201235) (the “Registration Statement”) that was filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 415 under the Act on December 23, 2014, with respect to asset-backed notes, including the Class A-1b Notes, to be issued and sold in series from time to time, in the form in which it became effective, including the exhibits thereto.

(ii) a copy of the preliminary supplement, dated as of August 25, 2015 (“Preliminary Supplement”), including a prospectus supplement, dated August 12, 2015 (“Prospectus Supplement”), and the prospectus dated August 6, 2015 related thereto (“Base Prospectus”), which are attached to the Preliminary Supplement and are incorporated therein by reference in their entirety, relating to the Class A-1b Notes that was filed with the Commission pursuant to Rule 424(b)(5) under the Act on August 25, 2015, and a copy of the supplement, dated as of August 25, 2015 (“Supplement”), including the Prospectus Supplement and the Base Prospectus, which are attached to the Supplement and are incorporated therein by reference in their entirety, relating to the Class A-1b Notes that was filed with the Commission pursuant to Rule 424(b)(5) under the Act on August 26, 2015;

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Capital Auto Receivables LLC

August 26, 2015

(iii) the Trust Agreement, dated as of July 17, 2015, as amended and restated as of August 19, 2015 (the “Trust Agreement”), between the Depositor and BNY Mellon Trust of Delaware, as owner trustee;

(iv) the Trust Sale and Servicing Agreement among the Depositor, Ally Financial, as seller, servicer and custodian, and the Issuing Entity, dated as of August 19, 2015;

(v) the Indenture;

(vi) the Pooling and Servicing Agreement between Ally Financial and the Depositor, dated as of August 19, 2015;

(vii) the Administration Agreement among the Issuing Entity, the Indenture Trustee and Ally Financial, as administrator, dated as of August 19, 2015; and

(viii) such other documents as we have deemed necessary for the expression of the opinions contained herein.

The documents described in clauses (iii) through (vii) collectively are referred to herein as the “Transaction Documents.”

We have examined such other documents and such matters of law, and we have satisfied ourselves as to such matters of fact, as we have considered relevant for purposes of this opinion.

The opinion set forth in this letter is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. Moreover, the statutory provisions, regulations, interpretations and other authorities upon which our opinion is based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion will not be taken by the IRS. Our opinion is in no way binding on the IRS or any court, and it is possible that the IRS or a court could, when presented with these facts, reach a different conclusion. In rendering such opinion, we have assumed that the Issuing Entity will be operated in accordance with the terms of the Transaction Documents.

Based on the foregoing and assuming that the Transaction Documents are duly authorized, executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Transaction Documents in fact occur in accordance with the terms thereof, to the extent that the discussions presented in the Supplement under the captions “Summary—Tax Status” and “Federal Income Tax Consequences,” and in the Base

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Capital Auto Receivables LLC

August 26, 2015

Prospectus under the caption “Federal Income Tax Consequences” expressly state our opinion or state that our opinion has been or will be provided as to the Class A-1b Notes, we hereby confirm and adopt such opinion herein. There can be no assurance, however, that the conclusions of U.S. federal tax law presented therein will not be successfully challenged by the IRS or significantly altered by new legislation, changes in IRS positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

Except for the opinions expressed above, we express no opinion as to any other tax consequences of the transaction to any party under federal, state, local or foreign laws. In addition, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America to the extent specifically referred to herein. This letter is limited to the specific issues addressed herein and the opinions rendered above are limited in all respects to laws and facts existing on the date hereof. By rendering these opinions, we do not undertake to advise you with respect to any other matter or of any change in such laws or facts or in the interpretations of such laws which may occur after the date hereof or as to any future action that may become necessary to maintain the character of any Class A-1b Notes as described in the Supplement and the Base Prospectus or to maintain the Issuing Entity as an entity that will not be taxable as an association or publicly traded partnership taxable as a corporation for federal income tax purposes.

We hereby consent to the filing of this opinion on Form 8-K in connection with the sale of the Class A-1b Notes and to the reference to our firm in the Supplement in the summary under the caption “Tax Status,” under the caption “Federal Income Tax Consequences” in the Base Prospectus and the Supplement and under the captions “Legal Opinions” in each of the Supplement, the Prospectus Supplement and the Base Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP

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